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                                                                 EXHIBIT 10(2.2)

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                                                                 EXHIBIT 10(2.2)

                      SECOND MODIFICATION AND RATIFICATION
                               OF LEASE AGREEMENT

         This Modification and Ratification of Lease Agreement is made and entered into as of April 28, 1997, between Parkway Partners, L.L.C., a Missouri Limited Liability Company ("Landlord") and Layne Christensen Company ("Tenant") for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged.

                                   WITNESSETH:

         Landlord and Tenant hereby confirm and ratify, except as modified below, all of the terms, conditions and covenants in that certain written Commercial Building Lease dated December 21, 1994, as modified by the First Modification and Ratification of Lease dated February 26, 1996, by and between Landlord and Tenant. Further:

         1. LEASED PREMISES. The Leased Premises shall be increased to include additional space, measuring an additional 2,374 rentable square feet ("Second Expansion Space") on the Garden Level Leased Premises as set forth in Exhibit "A", attached hereto and incorporated herein by reference.

         2.        TERM.

         a. COMMENCEMENT DATE. The term for the Second Expansion Space shall begin (hereafter, the "Commencement Date") upon substantial completion (as defined in subsection b) below) of the Second Expansion Space. If the Commencement Date would be a Saturday, Sunday, or holiday, the Commencement Date shall be the first business day following that Saturday, Sunday, or holiday.

                   The Lease term shall end five (5) years from the Commencement Date, unless terminated earlier pursuant to the terms and conditions hereof. Within thirty (30) days after the Commencement Date the parties shall confirm in writing the calendar date of the Commencement Date.

         b. SUBSTANTIAL COMPLETION. Landlord shall use its best efforts to substantially complete the Second Expansion Space by no later than forty-eight (48) days following the Plan Selection Date (defined in Section 6 hereof) (the "Target Date"). Substantially complete means:

                  (i)      completing the Leasehold Improvements referred to in
                           section 6 hereof so that (a) Tenant can use the Second Expansion Space for its intended purpose without material interference and (b) the only


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                           incomplete items are minor or insubstantial details
                           of construction, mechanical adjustments, or finishing touches such as touch-up plastering or painting;

                  (ii) securing an appropriate certificate of occupancy, if any, from the local municipality or other governmental agency;

                  (iii) Tenant, its employees, agents, and invitees, have ready access to the Second Expansion Space;

                  (iv) the decoration, fixtures, and equipment to be installed by Landlord are installed and in good operating order;

                  (v) the Second Expansion Space is ready for the installation of any equipment, furniture, fixtures, or decoration that Tenant will install;

                  (vi) the following items are installed and in good operating order: (a) walls, flooring, ceiling, lighting, etc., (b) heating, ventilating and air-conditioning, utilities, and plumbing services serving the leased premises, and (c) the doors and hardware; and

                  (vii)    the Second Expansion Space is broom clean.

         c. NOTICE. Landlord shall give Tenant at least fifteen (15) days advance notice of the estimated substantial completion date if different from the Target Date.

         d. INSPECTION AND PUNCHLIST. Before the Commencement Date, the parties shall inspect the Second Expansion Space, have all systems demonstrated, and prepare a punchlist. The punchlist shall list incomplete, minor, or insubstantial details of construction; necessary mechanical adjustments; and needed finishing touches. Landlord will complete the punchlist items within fifteen (15) days after the Commencement Date. Landlord will promptly correct any latent defects as they become known, if Tenant notifies Landlord of the defect within thirty (30) days after Tenant first learns of the defect.

         e. DELAYED POSSESSION. Tenant may cancel this Lease if Landlord cannot deliver actual possession of the substantially complete leased premises by thirty (30) days after the Target Date.

         3. BASE RENT. The Base Rent for the Second Expansion Space shall be as follows:

                  Years 1 - 2       $26,114.00 Annually;      $2,176.17 Monthly


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                  Years 3 - 5      $28,488.00 Annually;        $2,374.00 Monthly

                   Rent shall be prorated for any fractional month.

         4. PRO-RATA SHARE OF OPERATING EXPENSE. Tenant's Pro-Rata Share of Operating Expenses, as referenced on Page 2 of the Commercial Building Lease, shall increase to 71.13%.

         5. LEASEHOLD IMPROVEMENT ALLOWANCE. Upon the full execution of this Second Modification and Ratification of Lease, Landlord shall make available a leasehold improvement allowance ("Leasehold Improvement Allowance") in the amount of Twenty Four Thousand and No/l00 Dollars ($24,000.00) to pay for costs of the Leasehold Improvements, as referenced in Section 6 hereof. In the event the actual costs of the Leasehold Improvements are less than $24,000, the monthly rental for the Second Expansion Space shall be reduced by an amount equal to the quotient obtained by dividing the difference between $24,000 and such actual costs by 60.

         6. APPROVAL OF LEASEHOLD IMPROVEMENT DESIGN. Within five (5) days of the date hereof Landlord shall provide Tenant with a floor plan layout and specifications regarding the construction of Tenant's improvements (the "Leasehold Improvements") for the Second Expansion Space. Upon receipt of the floor plan layout and specifications, the parties shall have ten (10) business days to reach agreement in writing (with the date of such written agreement to be referred to as the "Plan Selection Date") as to such plans and specifications and the cost chargeable to Tenant (the "Estimated Improvement Costs") for the Leasehold Improvements. Absent such written agreement among the parties within such time frame, either party hereto may terminate this Agreement and neither party shall have any liability to the other hereunder. If the Estimated Improvement Costs exceed $24,000, the monthly rental for the Second Expansion Space shall be increased by an amount equal to the quotient obtained by dividing the difference between $24,000 and the Estimated Improvement Costs by 60, plus interest at the rate of 8% per annum on the unamortized balance of such difference; provided, however, if the actual costs of the Leasehold Improvements are less than the Estimated Improvement Costs, but more than $24,000, the monthly rental for the Second Expansion Space shall increase by an amount equal to the quotient obtained by dividing the difference between $24,000 and such actual costs by 60, plus interest at the rate of 8% per annum on the unamortized balance of such difference. With respect to actual Leasehold Improvement Costs in excess of $24,000, Tenant may, at its option, either pay such costs in cash as of the Commencement Date, or finance such costs as provided above. In any case, if the actual costs of the Leasehold Improvements exceed the Estimated Improvement Costs, Landlord shall be responsible for such excess costs, except to the extent such excess costs are attributable to changes in the plans and specifications requested by Tenant in writing. Upon Tenant's approval in writing of the floor plan layout and specifications, Landlord shall commence construction of the Leasehold Improvements and deliver the same to Tenant as provided in Section two hereof.

         7. BUY-OUT OPTION. Tenant shall have an option (the "Buy-Out Option") to terminate this Second Modification and Ratification of Lease Agreement upon payment to


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Landlord of the unamortized portion (the "Buy-Out Option Amount") of the actual
Leasehold Improvement costs including related architectural fees and design fees. Landlord and Tenant hereby agree that the Buy-Out Option is granted to Tenant effective February 28, 2000. In the event Tenant elects to exercise this Buy-Out Option, Tenant must provide written notice of same no later than December 31, 1999. Based on the $24,000.00 Leasehold Improvement Allowance and a Commencement Date of June 1, 1997, the parties agree that the Buy-Out Option Amount as of February 28, 2000, is $12,238.70. In the event the actual costs of the Leasehold Improvements differ from $24,000 and the Commencement Date is other than June 1, 1997, the Buy-Out Option Amount shall be increased or decreased, as the case may be, in accordance with such difference. The parties hereto shall confirm in writing the actual Buy-Out Option Amount within thirty
(30) days following the Commencement Date.

         8. SIGNAGE. Upon the execution of this Agreement, Landlord shall remove all exterior signage relating to the leasing of Second Expansion Space.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      LANDLORD:
                                      PARKWAY PARTNERS, L.L.C.


Dated:    April 28, 1997              By:  /s/ Melanie Mann
      --------------------               ------------------
                                         Melanie Mann, Vice President


                                      TENANT:
                                      LAYNE CHRISTENSEN COMPANY


Dated:    April 28, 1997              By:  /s/ Jerry W. Fanska
      --------------------               ---------------------
                                         Jerry W. Fanska, VP Finance & Treasurer





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                                   Exhibit "A"

                          Floor Plan of Leased Premises

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